Mail Stop 4561

      February 28, 2006

Edward K. Zinser
Chief Financial Officer and
Executive Vice President
THQ Inc.
27001 Agoura Road
Calabasas Hills, CA 91301


	Re:	THQ Inc.
   Form 10-K for the Fiscal Year Ended
   March 31, 2005
		Filed June 10, 2005
		File No. 000-18813

Dear Mr. Zinser:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


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Mr. Barry Steinberg
Manchester Technologies, Inc.
June 7, 2005
Page 1